Exhibit 10.1

June 2, 2005

Jon Olson

[Home Address]

Dear Jon,

We are pleased to offer you a position with Xilinx, Inc. as Chief Financial Officer reporting to me.  The salary for this position will be $27,916.66 per month, (equivalent to $335,000 annually).  Additionally, you will receive a $150,000 hire on bonus, payable with your first regular paycheck.

Xilinx currently offers a Bonus Program that is based upon the company meeting its performance targets.  Your target bonus is 50% of your regular base pay.  Details of those targets, the level at which you may participate and eligibility requirements will be provided to you during New Hire Orientation.

In addition, you will be offered an option to acquire 200,000 shares of common stock at a price per share equivalent to the fair market value at the time of the Board of Directors meeting following your commencement of employment.  These options vest at the rate of 25% following your first year anniversary with the company, and the rate of 2.08% per month for the following three (3) years.  This option will be subject to all terms set forth in our standard option agreement and is contingent on you executing such agreement.

Other benefits will include, but are not limited to; group medical and dental insurance for you and your dependent(s) and company paid life and long-term disability insurance for you.

Your offer of employment is contingent upon successful completion of the background verification.  If the results of the background verification are not satisfactory, the offer will be revoked.

In the event of a change in control due to the sale or merger of the Company within a two (2) year time period from your date of hire, and you are terminated by the Company without cause within one year of the change in control, you will be eligible for one year’s base pay, one year’s target bonus, one year’s medical and dental insurance and one year of unvested stock options will be vested.  Medical and dental coverage will be provided by the Company making premium payments pursuant to COBRA for 12 months.  All other benefits including company paid life insurance will terminate as of the date of your termination.

You should be aware that your employment with Xilinx, Inc is for no specific period.  As a result, either you or the company is free to terminate your employment relationship at any time for any reason, with or without cause.

Your employment is contingent on you executing the enclosed Proprietary Information and Inventions Agreement and providing Xilinx, Inc. with the legally required proof of your identity and authorization to work in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationships with you will be terminated.

Xilinx, Inc. does not require a pre-employment physical examination.  Nevertheless, this offer is contingent on your ability to perform the essential functions of your job.  If you have any condition that limits your ability to perform one or more of your duties, please let us know so that we can explore with you any reasonable accommodations.

This letter and the Proprietary Information and Inventions Agreement set forth the terms of your employment with us and supersede any prior representations or agreements, whether written or oral.  A duplicate original of this offer is enclosed for your records.  This offer, if not accepted, will expire one week from the above date.

Please indicate your acceptance of this offer by completing and returning the following documents to the Staffing Department in the enclosed envelope immediately.

☐ Signed original offer letter

☐ Signed U.S. Employment Eligibility Form

☐ Employee General Status Form

☐ Self-identification Questionnaire — This information will be kept strictly confidential and is to be completed on a voluntary basis

☐ Proprietary Information and Inventions Agreement — To be reviewed and signed on pages 5 & 8

Jon, if you have any questions please feel free to call me at (408) [559-7778] or Peg Wynn at (408) [559-7778].  We look forward to working with you at Xilinx, Inc.

Sincerely,

/s/ Willem P. Roelandts
Wim Roelandts
President and CEO

AGREED TO AND ACCEPTED:

/s/ Jon A. Olson
Jon Olson

6/6/05	6/27/05
Date	Start Date